Exhibit 10.12 Summary of SmileDirectClub, Inc. Compensation for Non-Employee and Non-Affiliated Directors (as of February 17, 2023) Non-employee and non-affiliated directors of SmileDirectClub, Inc. (the “Company”) will receive compensation for their service as follows: • Each non-employee and non-affiliated director of the Company is eligible to receive an annual grant of restricted stock units (“RSUs”), with a grant date fair value of $300,000 (except that the 2023 grant will be valued at $1.45, the average closing price of the Company’s Class A common stock for 2022, per RSU), on April 1 of each year, which grant will vest on the earlier of June 1 of the following year or the day before the date of the Company’s annual meeting of stockholders for the following year (such earlier date, the “Vesting Date”), subject to the director’s continued service on the Company’s board of directors (“Board”) through the Vesting Date. • Each new non-employee and non-affiliated director of the Company will receive a prorated initial grant of RSUs upon joining the Board to be determined based on the annual grant value by (i) multiplying the number of months remaining following the date of grant, including the onboarding month, through the Vesting Date, by the value of the annual grant, and (ii) dividing by 12, which grant will vest on the Vesting Date, subject to the director’s continued service on the Board through the Vesting Date. • Non-employee and non-affiliated directors of the Company may elect to receive their annual RSU grant in the form of a restricted stock award, in lieu of RSUs, with the same value and vesting terms as the RSU grants. The RSU awards (or restricted stock awards, as the case may be) are also subject to full vesting acceleration upon a change in control. Each such director is entitled to reimbursement for all out-of-pocket expenses incurred in connection with attending each meeting of the Board and any committee thereof.